Exhibit 10.02

FEDERAL HOME LOAN BANK OF NEW YORK 2012 INCENTIVE COMPENSATION PLAN

I.                             OBJECTIVE

The objective of the Federal Home Loan Bank of New York’s (“Bank”) 2012 Incentive Compensation Plan (“Plan”) is to motivate employees to take actions that support the Bank’s strategies and lead to the attainment of the Bank’s business plan and fulfillment of its mission.

The Plan is intended to accomplish this objective by:

•                  Linking annual cash pay-out award opportunities to Bank performance measured by the Bank’s “Business Effectiveness”; “Community Investment Effectiveness” ; and, “Growth Effectiveness” goals as well as utilizing individual, department and group performance measures for certain employees where appropriate and applicable;

•                  Establishing the goal-setting process as an effective reward system so that employee monetary interests are related to and dependent upon Bank performance; and

•                  Retaining top performing employees by affording them the opportunity to share in the Bank’s enhanced performance.

II.              DEFINITIONS

A.           Bank: The Federal Home Loan Bank of New York, its successors and assigns.

B.             Board: The Board of Directors of the Federal Home Loan Bank of New York.

C.             Committee: The Compensation and Human Resources Committee of the Board.

D.            Fiscal Year: The 12-month period used as the annual accounting period by the Bank.

E.             Manager: The person to whom the Participant reports directly.

F.             Participant: An employee of the Bank as defined by the terms of the Financial Institutions Retirement Fund who is exempt from the application of the overtime provisions of the Fair Labor Standards Act and who is also selected by the President to participate in the Plan.

G.             Plan: This Incentive Compensation Plan, as may be amended or supplemented from time to time.

H.           Plan Year: 2012

I.                 President: The Chief Executive Officer of the Bank, regardless of title, or his designee.

III.                     ADMINISTRATION

A.           The Plan shall become effective upon fulfillment of the conditions included in the resolution pertaining to the Plan adopted by the Committee on March 14, 2012. Once such conditions are fulfilled, the terms of the Plan shall become effective for the Plan Year beginning January 1, 2012.

B.             The Plan shall be administered by the President, subject to any requirements for review and approval by the Committee that the Committee may establish. The Committee shall keep the Board apprised of any amendments to the Plan.  The Director of Human Resources shall be the President’s designee until there is a written communication by the President naming other(s) to fulfill that duty.  In all areas not specifically reserved by the Committee for its review and approval, decisions of the President or his designee concerning the Plan shall be binding on the Bank and on all Participants.

C.             While the President has the full power and authority to interpret and administer the Plan, he will also have the following specific rights and duties:

1.        To adopt, amend and rescind administrative guidelines, rules and regulations pertaining to the Plan.

2.         To accept, modify or reject recommendations of the Managers to set final awards.

3.         To interpret and rule on any questions pertaining to any provisions of the Plan.

4.        To retain all such other powers as may be necessary to discharge the duties and responsibilities herein.

Notwithstanding the foregoing, matters specifically affecting the President shall be handled by the Committee.

D.            The President will be responsible for ensuring effective communication of Plan provisions each year.  Each Participant will be given a copy of the Plan document and of any schedule deemed necessary by the President.  Material modifications or changes to the Plan will be documented and distributed to Participants as soon as practicable.

E.              Nothing contained in this Plan shall be construed as a contract of employment between the Bank and a Participant, or as a right of a Participant to be continued in the employment of the Bank, or as a limitation of the right of the Bank to discharge a Participant with or without cause.

IV.           ELIGIBILITY

A.           Employees in positions determined to have a measurable impact on Bank results and for whom incentive participation is consistent with competitive practice may be eligible for participation in the Plan.

B.             The President will select annually, for approval by the Committee, those positions which will be eligible for awards granted under the terms of the Plan.  Eligibility may vary from year to year.

C.             Incentive compensation opportunity by rank and position is listed in Schedule A, incorporated by reference, which may be updated annually or more frequently, as appropriate.

D.            New employees deemed eligible for Plan participation will be considered eligible immediately upon date of hire.

V.        INDIVIDUAL AWARD OPPORTUNITIES

A.           The President shall recommend to the Committee for its approval the award levels which shall be used to calculate awards earned by Plan Participants.

B.             Award levels shall be expressed as a percent of the base salary of each Participant for that Plan Year.

C.             Each position shall have an assigned threshold, target and maximum award opportunity level. The range of award opportunities for each Plan Participant is included in Schedule A, which is incorporated by reference.  This Schedule A may be amended or otherwise modified from year to year by the Committee.

VI.       OBJECTIVE SETTING

The President shall from time to time recommend to the Committee Bankwide performance goals that incentive payments to Participants shall be based upon, either in their entirety or selectively.  Individual and/or group performance measures and goals may be developed by Participants in collaboration with their Managers. The Bankwide performance goals will specify target performance levels as well as the achievement levels required to receive threshold and maximum incentive award amounts. Target performance goal(s) reflect achievement of the Bank’s budgeted performance. Maximum performance goal(s) shall be established as goal(s) representing a “reach” for the Bank and/or the group or individual as applicable. The Committee shall review and have final approval over the Bankwide performance measures and goals for all Participants, including the President.  Individual and/or group performance measures and goals for Participants other than the President will be reviewed and approved by the participant’s and/or group’s manager.  Changing the measures of Bankwide performance or changing the achievement levels of Bankwide performance will require approval of the Committee.

VII.              OBJECTIVE WEIGHTING

Actual incentive awards under the Plan will be based on (i) Bankwide performance results, and (ii) individual and/or group performance results, if applicable or appropriate. The relative weighting of Bank performance may vary.

VIII.          PERFORMANCE MEASUREMENT

A.           Performance against goals will be measured as soon as practicable following the close of the Plan Year.

B.             Group and/or individual performance, where applicable, will be measured by each Participant’s Manager.

IX.                  AWARD DETERMINATION

A.           Aggregate performance of Bankwide goals, individual and/or group goals, where applicable, will be used to determine the Participants’ awards.  There will be no payout to Participants for Bankwide goals if results on all Bankwide goals fall below the threshold level. Should the Bank not meet all of its Bankwide goals, Participants who have attained at least an overall performance rating of 3.0 will be paid an incentive award based on their individual performance component.

B.             A Participant’s overall performance as rated in his/her last performance evaluation must be rated at least a 3.0 in order to receive an incentive payment. However, regardless of his or her overall rating, a Participant with a written performance warning in his or her employment file who does not also have corresponding documentation from his or her manager in his/her employment file evidencing acceptable improvement in the Participant’s performance prior to the payment of the award shall not receive any incentive payment.

C.             Participants who are on official leaves of absence, paid or unpaid, and who have an 1) executed 90-day follow-up performance evaluation (for newly- hired Participants) or 2) annual performance evaluation for the Plan Year shall be eligible to receive incentive awards for the Plan Year, payment of which will be made when the Participant returns from the paid or unpaid leave of absence if that occurs later than the payment of awards to other Participants.

D.                Recommendations will be made to the Committee regarding the actual Bankwide performance and the associated level of payments as soon as practicable following the conclusion of the Plan Year. Such recommendations shall be based on achieved levels of performance, measured against the performance objectives adopted for each portion of the award.

E.              Plan Participants, including the President, will receive a cash payment of the award as soon as practicable after final approval by the Committee.

F.              Awards earned may vary from the target award defined for each Plan Participant according to performance achieved by the Bank, and where applicable by the group or individual.

G.             Payments may vary from the assigned threshold, target and maximum award opportunity level as indicated in Schedule A if the Committee determines at the end of the Plan year that an adjustment to the schedule would better serve the purposes of the Plan.

H.            Individuals who are hired during the Plan Year, but in no event after October 31 of that year, to fill eligible positions will receive prorated incentive payments based on length of time worked. To receive such payments, the newly hired employee must have an executed 90-day follow-up performance evaluation and have received at least a “Meets Requirements” rating. The final incentive payment will be calculated on a calendar day basis.

I.                 If a Participant’s rank or assignment from one tier to another as indicated in Schedule A is changed, the incentive payment may be determined on a pro rata basis according to that portion of the Plan Year worked in each eligible position.

J.                If a Participant is promoted and their incentive compensation opportunity, as indicated in Schedule A, does not change, the incentive payment may be determined on a pro rata basis according to that portion of the Plan Year Participant worked in each eligible position.

K.            Incentive payments for Participants who are non-officers shall be calculated using the base salary as of the end of the Plan year without regard to prorating.

L.              If a Participant other than the President dies, the payment may be awarded based upon the judgment of the Committee. The final payment may be made after approval by the Committee following the conclusion of the Plan Year. If the President dies, the payment may be awarded based upon the judgment of the Board. The final payment may be made after approval by the Board following the conclusion of the Plan Year.

M.         If, prior to the payment of an award, (i) the employment of a Participant is terminated by the Bank or (ii) the Participant leaves the Bank voluntarily, no incentive award will be made or payable under this Plan, except in the discretion of the Committee (or in the case of the President, the Board).

N.            All incentive awards under this Plan shall be paid to Participants on or before March 14, 2013; provided that, in the event the Bank shall be prevented from calculating and paying such incentive awards by March 14, 2013 by any event, including specifically, but not limited to, (i) its unforeseeable failure to receive any necessary approvals of its financial statements of the Bank for the calendar year 2012 from its regulators or outside accountants in sufficient time in advance of March 14, 2013, (ii)  the unforeseeable temporary absence of Bank employees necessary to calculate such incentive awards by such date, or (iii) any other event which the Bank may reasonably deem, in good faith, to constitute administrative impracticability of the Bank to calculate and pay such incentive awards by such date, the failure of the Bank to pay such incentive awards to Participants by March 14, 2013 shall be deemed to be due to administrative impracticability, within the meaning of § 1.409A-1(b)(4)(ii) of the Regulations under § 409A of the Internal Revenue Code of 1986, as amended (the “Code”), should such provision of the Code be deemed applicable to the Plan notwithstanding the provisions of Section X of this Plan, in which event, or in any other event which may meet the requirements of such provision of such Regulations, the Bank shall pay such incentive awards as soon as the calculation and payment thereof shall be practicable, both administratively and otherwise.

O.            Notwithstanding anything to the contrary contained above, payments will be made to certain Participants who are members of the Bank’s Management Committee on a deferred basis in accordance with the provisions of Schedule B attached hereto.

X.  BINDING EFFECT AND AMENDMENT AND TERMINATION OF PLAN

No Participant shall have any legally binding right, whether by reason of the     performance of services or otherwise, to receive any incentive awards or payments under this Plan and nothing in this Plan is intended, nor shall it be deemed, to confer upon any Participant any such legally binding right, the Bank reserving and retaining the right, by its unilateral action at any time and for any reason, to reduce or eliminate any incentive awards or payments and to amend, modify or terminate this Plan.  All actions by the Bank pursuant to this Section X shall be made in writing and shall be effective when approved by the Committee or, in the case of actions affecting the President, when approved by the Board.

XI.                  CLAWBACK PROVISION

Any undue incentives paid to a Participant with a rank of Vice President or higher based on the achievement of financial or operational goals within this Plan that subsequently are deemed by the Bank to be inaccurate, misstated or misleading shall be recoverable from such Participant by the Bank.  Inaccurate, misstated and/or misleading achievement of financial or operational goals shall include, but not be limited to, overstatements of revenue, income, capital, return measures and/or understatements of credit risk, market risk, operational risk or expenses.  The value of any benefits delivered or accrued related to the undue incentive (i.e., the amount of the incentive over and above what should have been paid to the Participant barring inaccurate, misstated and/or misleading achievement of financial or operational goals) shall be reduced and/or recovered by the Bank to the fullest extent possible. Participants shall be responsible for the repayment of any such excess incentive payments as described in this paragraph upon demand by the Bank.

XII.              OTHER PROVISIONS

The provisions of the Plan shall be governed by the laws of the State of New York.

SCHEDULE A

2012 Incentive Compensation Opportunity Table

Bank
	Performance/Individual	Incentive Compensation
Ranking	Performance	Opportunity
President	90%/10%	20% (Threshold)
40% (Target)
80% (Maximum)

Management Committee	90%/10%	15% (Threshold)
Member		30% (Target)
60% (Maximum)

Key Vice President	70%/30%	12.5% (Threshold)
25% (Target)
50% (Maximum)

Other Vice President	60%/40%	10% (Threshold)
&		20% (Target)
Director of Compliance		40% (Maximum)

Assistant Vice President	40%/60%	7.5% (Threshold)
15% (Target)
30% (Maximum)

Sales/Calling Officer	35%/65%	15% (Threshold)
Responsibilities		32.5% (Target)
50% (Maximum)

Officer	40%/60%	5% (Threshold)
10% (Target)
20% (Maximum)

Exempt	25%/75%	2% (Threshold)
4% (Target)
8% (Maximum)

SCHEDULE B

DEFERRED INCENTIVE COMPENSATION PLAN PROVISIONS APPLICABLE TO THE MEMBERS OF THE BANK’S MANAGEMENT COMMITTEE

Definitions

The total amount of the incentive award (if any) under the Plan communicated to Management Committee Participants shall be referred to in this Schedule B as the “Total Communicated Award”.

The Total Communicated Award, if any, will be divided such that: 1) 50 percent of the Total Communicated Award shall be referred to as the “Current Communicated Incentive Award” and 2) the remaining 50 percent of the Total Communicated Award shall be referred to as the “Deferred Incentive Award.”

Payment Schedule

The following illustrates how the Current Communicated Incentive Award and Deferred Incentive Award will be paid:

Payment	Description	Payment Year
Current Communicated Incentive Award	50% of the Total Communicated Award	2013 *
Deferred Incentive Award installment	Up to 33 1/3% of the Deferred Incentive Award	2014 **
Deferred Incentive Award installment	Up to 33 1/3% of the Deferred Incentive Award	2015 **
Deferred Incentive Award installment	Up to 33 1/3% of the Deferred Incentive Award	2016 **

*Payment shall be made on or before March 14, 2013.

**Payment shall be made within the first two and a half weeks of March in the year indicated.

The Current Communicated Incentive Award at maximum shall not exceed 100 percent of the participant’s base salary.

Payments of Deferred Incentive Awards In The Event of a Change in Control

If prior to the payout of all Deferred Incentive Award payments a Change in Control event occurs (as defined below) then, in such case, the Deferred Incentive Awards shall be inapplicable and all unpaid Deferred Incentive Awards: (i) shall vest 30 days after the Federal Housing Finance Agency (“Finance Agency”) issues its written approval of such a transaction and (ii) shall be paid to the participants 30 days after the closing of the transaction.

For purposes of this section, “Change in Control” shall mean a “change in control event” as defined in IRS regulations pertaining to Code Section 409A which involves:  (i) the merger,

reorganization, or consolidation of the Bank with or into another Federal Home Loan Bank or other entity, (ii) the sale or transfer of all or substantially all of the business or assets of the Bank to another Federal Home Loan Bank or other entity, (iii) the purchase by the Bank or transfer to the Bank of all or substantially all of the business or assets of another Federal Home Loan Bank, (iv) a change in the composition of the Board of Directors, as a result of one or a series of related transactions, that causes the number of directors of the Bank elected by members of the Bank located in New Jersey, New York, Puerto Rico and the U.S. Virgin Islands to cease to constitute a majority of the directors of the Bank that are elected by members of the Bank (excluding, for purposes of this clause (iv), non-member independent directors), or (v) the liquidation of the Bank, provided that the term “reorganization” contained in this definition shall not include any reorganization that is mandated by federal statute, rule, regulation, or directive, including 12 U.S.C. Section 1421, et seq., as amended, and 12 U.S.C. Section 4501 et seq., as amended, and which the Director of the Finance Agency (or successor agency) has determined should not be a basis for making payment under this Plan, by reason of the capital condition of the Bank or because of unsafe or unsound acts, practices, or condition ascertained in the course of the Agency’s supervision of the Bank or because any of the conditions identified in 12 U.S.C. Section 4617(a)(3) are met with respect to the Bank (which conditions do not result solely from the mandated reorganization itself, or from action that the Agency has required the Bank to take under 12 U.S. C. Section 1431(d)).

Payments of Deferred Incentive Awards in the Event Employment Ends After The Current Communicated Incentive Award Is Paid

A. Retirement or Involuntary Termination of Employment Other Than For Cause

Participants who terminate employment due to retirement(1) or involuntary termination(2) (other than for cause(3)) after the Current Communicated Incentive Award payout date but before completion of the payment of all corresponding Deferred Incentive Award installments (as set forth above) shall receive such Deferred Incentive Award installment payments at the same time as such payments are made to Plan participants who are current Bank employees.

B. Resignation from Employment or Involuntary Termination of Employment For Cause

(1) “Retirement” for purposes of this Plan is defined as any individual who retires as an Employee in accordance with the rules of the Bank’s Retirement Plan.

(2) “Involuntary termination” shall, in all events, result in a “separation from service” as defined in the IRS regulations pertaining to Code Section 409A and (i) exclude termination for cause and (ii) include a resignation for “good reason” as defined in the “safe harbor” contained in such regulations.

(3) For purposes of the Plan, “cause” means: (1) continued failure of the Participant to perform his or her duties with the Bank (other than any such failure resulting from disability), after a warning approved by the Director of Human Resources has been delivered to the Participant which specifically identifies the manner in which the Participant has not performed his or her duties; or (2) removal of the Participant by or at the direction of the Federal Housing Finance Agency pursuant to federal laws, rules, and regulations, including 12 U.S.C. §4501 et. seq. as amended or by any successor agency to the Federal Housing Finance Agency pursuant to a similar statute.

Participants who otherwise resign employment before the completion of the payment of all corresponding Deferred Incentive Award installments shall not receive payment of such installments. Any Participant that is terminated by the Bank for cause (as defined in this Plan) prior to receiving payment of all corresponding Deferred Incentive Award installments shall not receive payment of any remaining unpaid Deferred Incentive Award installments.

C. Death or Disability

In the case of a Participant whose employment terminates due to death or disability before completion of the payment of all corresponding Deferred Incentive Award installments, such installments shall promptly vest following the death or disability and the remaining installments shall be paid by the Bank within 90 days of the date of death or determination of disability.

The “Performance Scorecard” below shall be used for determining the payment of Deferred Incentive Awards:

	Threshold	Target	Maximum
	75% of Deferred	100% of Deferred	125% of Deferred
Performance	Incentive Award	Incentive Award	Incentive Award
Measure	Installment	Installment	Installment
Market Value of Equity to Par Value of Capital Stock	95%	100%	105%

Qualifiers

The failure to disclose required information, report financial results and/or resolve material regulatory deficiencies in a timely manner as determined by the Board may result in the reduction or elimination of Deferred Incentive Awards; further, the achievement of financial or operational goals within this Plan that subsequently are deemed by the Bank to be inaccurate, misstated or misleading may also result in the reduction or elimination of Deferred Incentive Awards. Inaccurate, misstated and/or misleading achievement of financial or operational goals shall include, but not be limited to, overstatements of revenue, income, capital, return measures and/or understatements of credit risk, market risk, operational risk or expenses. The value of any benefits delivered or accrued related to the undue incentive (i.e., the amount of the incentive over and above what should have been paid to the Participant barring inaccurate, misstated and/or misleading achievement of financial or operational goals) shall be reduced and/or recovered by the Bank to the fullest extent possible. Participants shall be responsible for the repayment of any such excess incentive payments as described in this paragraph upon demand by the Bank.